Exhibit 99.2

Final Transcript

Conference Call Transcript ALOG — Q2 2005 Analogic Corporation Earnings Conference Call Event Date/Time: Mar. 10. 2005 / 11:00AM ET Event Duration: N/A

CORPORATE PARTICIPANTS

John Wood
Analogic Corporation — President and CEO

Alex Van Adzin
Analogic Corporation — VP and General Counsel

John Millerick
Analogic Corporation — SVP, CFO and Treasurer

CONFERENCE CALL PARTICIPANTS

Arnold Ursaner
CJS Securities — Analyst

Eric Miller
Heartland Advisors — Analyst

Todd Peters
American Century (ph) — Analyst

Dalton Chandler
Needham Company — Analyst

Mike Carlotty
Palmera Group (ph) — Analyst

David Snyder
Hoover Investment Management — Analyst

Michael Martin
The Small Cap Report — Analyst

Dan Loeb
AmTrust Financial — Analyst

Joe Pratt
AG Edwards — Analyst

John Francis
Francis Capital Management — Analyst

PRESENTATION

Operator

Good morning and welcome to Analogic Corporation second-quarter investor conference call. The following corporate officers are in attendance. Mr. John Wood, President and CEO; Mr. John Millerick, Senior Vice President, CFO and Treasurer; and Mr. Alex Van Adzin, Vice President, General Counsel, and Corporation Secretary. Mr. Wood will open the call.

John Wood - Analogic Corporation — President and CEO

Thank you very much, operator and good morning, everyone. Thank you for joining us on our report on our second quarter ending January 31 and our six months performance. Before we get into details I would like to call on our General Counsel, Alex Van Adzin, to read our Safe Harbor statement. Alex?

Alex Van Adzin - Analogic Corporation — VP and General Counsel

Thank you John and good morning everyone. Any forward-looking statements that are made during this conference call are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. I wish to caution each and every one of you that all forward-looking statements involve among other things risks and uncertainties including develop risks of potential intellectual property litigation, risks in technology development and commercialization, risks in product development, limited demand for the Company’s products, downturns in the economy, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures and risks associated with foreign sales.

Statements made during this conference call that express the Company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained in the Company’s SEC filings including without limitation the Company’s Form 10-K report for the fiscal year ending July 31, 2004. Copies of the 10-K report may be obtained upon written request by contacting the Company or the SEC.

At this point, I will turn the call over John Millerick.

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Thanks, Alex. With respect to the Company’s results of operations, the Company is today reporting its financial results for the second quarter ending January 31, 2005.

Revenues for the second quarter ended January 31, 2005, were $84,316,000 compared to the prior year’s second-quarter revenues of $92,641,000, a decrease of 9%. The net loss for the second quarter was $3,710,000 or $0.27 per diluted share. This compares with net income of $4,911,000 or $0.37 per diluted share for the prior year’s second-quarter.

Revenues for the six months ended July 31, 2005 were $168,407,000, compared with the prior year’s six month revenues of $164,350,000, an increase of 2%. The net loss for the six-month period was $3,000,545 (ph) or $0.26 per diluted share, compared with a profit of 3,310,000 or $0.25 per diluted share for the same period a year ago.

Sales of the Company’s clinical ultrasound systems advanced data acquisitions systems for computer tomography and power systems for magnetic resonance imaging surpassed the prior year’s strong second-quarter sales. Sales of cardiac information management systems, patient monitors, and digital radiography, detector plates and systems however declined from their strong performance a year earlier.

Overall gross margin as a percentage of revenues for the three and six months ended January 31, 2005 was 38 and 37.7% compared to 42.7 and 41.7% for the same periods in the prior year. The reduction of approximately 4% in gross margin for both the three and six-month periods when compared to the prior years was primarily due to the positive impact in the prior year of $1.5 million of guaranteed gross margin by an OEM customer and the reversal of $2 million of warranty accruals related to pre-existing warranties which were no longer required.

In addition, the Company realized significantly higher margins on customer funded engineering project in prior years.

Operating expenses were higher during the quarter, primarily due to our continuing investment in research and development, an asset impairment charge in the quarter and increased general and administrative costs. With respect to research and development expenses, the investment required to develop a new generation of selenium technology for digital radiography has been greater than originally anticipated. In addition, the Company has accelerated development of a new generation of medical CT systems.

The Company also recorded an asset impairment charge of approximately $1 million during the quarter related to the change in accounting method for the Company’s investment in photo detection systems from the equity to the cost method of accounting and the requirement to evaluate this investment the net realizable value of this investment. Prior to the effective date of the change in accounting method, the Company had recorded its proportionate share of PDS losses as research and product development expenses.

General administrative expenses were also higher during the quarter primarily due to $1.5 million of expenses incurred in connection with the Company’s review of its Camtronics revenue recognition procedures.

With respect to the financial condition of the Company, as of January 31, 2005 the Company’s current ratio and debt to equity ratio were 4.0 to 1 and 0.25 to 1 respectively. These financial ratios are consistent with the prior quarters. At the end of the second quarter the Company had cash, cash equivalents, and marketable securities of $225.5 million. This compares to $193.8 million at the end of the first quarter and 176.6 million at the end of July 31, 2004.

During the second quarter ended July 31, 2004, cash, cash equivalents and marketable securities increased by $31.7 million. This increase during the quarter was primarily the result of the Company recording its investment and Cedera Software Corporation at its fair market value of $49 million, in reclassing this investment from a long-term to a short-term asset. The increase in cash and cash equivalents and marketable securities was offset to some extent by an increase in inventory levels to meet anticipated demand and reductions in short-term liabilities, dividend payments, tax payments, trade payables during the quarter.

Subsequent to the end of the second quarter the Company divested its investment in Cedera Software Corporation. As a result of this divestiture, the Company received cash proceeds of $50,751,000 and realized a net gain of approximately $43,850,000. Overall the Company continues to maintain a strong balance sheet and liquidity position.

At this point, I will turn the call back John Wood, our President and Chief Executive Officer.

John Wood - Analogic Corporation — President and CEO

Thank you very much, John. In reviewing the operational details of this quarter I would like to start with Camtronics. We are very pleased that the investigation of the financials and the restatement is behind us. This was extensive. It was very time-consuming on management’s part and the Board’s part but it had to be done to ensure that you, the shareholder, had accurate financials which we submitted to the SEC and we’re pleased to have that done.

We have made a number of operational changes at Camtronics. We have new management. Dan Webster, a very seasoned manager, is President of Camtronics. He comes to us after a successful career at EG&G, later PerkinElmer. David Stephenson is our new Vice President of Finance. He comes to us from VIASYS, and a company in Madison (ph), Bimedical. Two strong players.

We have changes that work in the sales organization and as you can imagine with a shadow over Camtronics, competitors have used this to their advantage. So we are out telling folks that we are alive and well and working on rebuilding confidence in that business. And Dan Webster is spending about a week per month on the road visiting customers. I have made several trips to Camtronics and we have made a reduction in force there of about 35 people to pull our expenses in line with our run rate and I think our reorganization of the business is well underway and we’ve implemented training procedures to avoid a recurrence of the software revenue recognition issues that got us into the situation in the first place.

Let me move on to medical subsystems. As noted in our press release we have a number of highlights in that our ultrasound business, our Data Acquisition Systems, magnetic resonance imaging power supplies, those businesses were all up in the quarter. On the negative side, cardiac imaging namely Camtronics understandably their revenues were down. Patient monitors we shipped less and also digital radiology, we shipped less. And I’ll get into that into more detail.

But perhaps the principal reason for our loss and certainly while a disappointment, I want to underscore that our R&D and engineering development is a conscious decision we have made at the Company to push hard to develop products that will provide you with enhanced growth and earnings. And specifically engineering expenses for our medical CT we have had some very nice results this last week in that new medical CT scanner that we have developed has produced its first images.

We’re cultivating a new OEM customer for this product plus we have direct niche market plans in areas such as orthopedics and urology and are very pleased with the progress we have made in a CT scanner that will hit a price point in a market niche that we believe is going to be a real success.

Anrad, our operation in Montreal is producing direct conversion x-ray plates has received FDA approval for the 17 by 17 inch plate. This produces the highest quality images we believe in the business. We are pursuing other opportunities there in fluoroscopy, mammography, but we have a significant spend there as our delivery rate of these plates is not sufficient to cover the sustaining and the new product development engineering.

But having said that we are quite encouraged by the performance we’re seeing in the field and working hard to continue that development not only for our OEM customers but also we are a customer in that ANEXA has just introduced a product we expect to be shipping May/June then incorporate this 17 inch plate.

B-K Medical is working hard on a number of new ultrasound consoles, a whole variety of these at different price points and performance levels. John Millerick and I were over in Denmark for an operational review the week before last and are pleased with what we see there.

On the securities side, we are operating under a number of grants from the TSA and the nature of the grant is that you are expected to cover a significant fraction of the cost internally. In other words, the grant does not cover all the expenses of development so we have to cover that plus we have our own completely internally funded programs, COBRA for carryon baggage being one. And I will provide more details on that.

So again to underscore, significant engineering spend on a number of exciting programs really aimed at a couple of areas. If you look at our 10-K for the year ending July 31, you’ll see that our top five customers comprised 46% of revenues, the top 10, 61%. And while we value these customers immensely, Toshiba being the largest at 12% of sales, we also recognize that we need to continue to develop a direct presence to develop improved margins and also reduce our dependency on a handful of customers.

So let’s touch on this direct strategy. ANEXA is our initiative in digital radiography and frankly they are behind schedule. We thought that we would have sold more of these products at this point. We have examined the reasons why. We have installed 13 systems to date. Ten in the United States, three in China. In the United States, they are in California, Arizona, Massachusetts, Ohio, Florida, elsewhere. We have a backlog of eight additional systems and pending orders of we believe of another dozen or so systems.

We’ve gotten excellent market reception in that customers provide us good feedback not only on the equipment but the quality of our applications people, of our service support. But having said that, we only have a half dozen people in the field doing selling and we have zeroed in on that as the problem. We need more exposure. So our plan is to ramp the sales force up to redouble our activity to improve the exposure because digital radiology is here to stay. There are a number of competitors in the field, both small and large. Clearly it has been validated as a valid market and we believe with the quality of our images and the fact that we directly produce this new plate that I mentioned gives us a real advantage.

We also have introduced recently been a new patient monitor for doing impedance cardiography, determining characteristics of heart by a noninvasive technique. We introduced that unit four months ago and we’ve sold about 150 systems and we are working on expanded distribution either directly or through OEM customers.

Turning to security, you’ve seen previously announced in quarter one we received an additional 50 unit order from L-3 Communications. Just after the close of Q2, we received another 50 unit order. One thing that impacted our Q2 results is because of a gap from previous orders, we only shipped seven of our EXACT explosive detection systems in Q2, but with these additional orders the ship rate has increased dramatically. In fact our expectations are to ship 24 of these machines in the current third quarter and we expect that to increase by about 50% to 36 machines in the fourth quarter.

We are pleased at the reception. L-3 Communications has done a first-class job of addressing in a market not only here but also internationally. With stepped-up quotation activity, they received an order for a dozen units at the Narita Airport. We think there is more where that came from and we believe in short that we have the best check baggage EDS system out there and it is about to get better in the following way.

We have been under grant from the TSA through Lockheed Martin Corporation to develop an upgrade kit that provides a whole series of enhancements regarding things we have learned over the last few years and we are in trials now with the government seeking certification and approval of this system and expect that this will be field and provide a significantly enhanced performance for this product.

Our COBRA system has historically been running behind. It has been very frustrating for all of us because of a failure of the government to set standards; however, this was in the headlines over the weekend and some of you may have seen that Representative Hal Rogers of Kentucky who is Chairman of the House Appropriations Subcommittee on Homeland Security grilled the Administrator of the TSA, Admiral Stone, with comments such as our “patience is over”. “When are you going to get these machines into the airport?”

And our upgrade kit is mentioned (technical difficulty) are now used at airports Stone said, “this upgrade will significantly increase throughput capacity, reduce alarm rates, and significantly enhance the image quality presented to our screeners,” he said. So we are happy that they are on the case. TSA as a result of this congressional hearing is under pressure to spend more money on more check baggage machines and also to step up the activity on carryon baggage. In fact we have just received the word that our COBRA machine, which has been under test at the TSA’s laboratory in Atlantic City, New Jersey, will be moved into the field for an airport test right in our backyard here at Boston’s Logan airport.

So we are happy that the TSA is finally starting to move here and we hope that that will lead to certification standards that we can meet and begin to move toward production of this very important product because of threats, the increased threats and concerns about suicide bombers such as the two Chechen women who brought down Soviet airliners — it is a very real concern.

Also in the security area, we have had activity regarding our infra-red countermeasure system to shoulder launched infra-red guided missiles and mainly a Rand report published in the last few months said that it would be incredibly expensive and penalized aircraft performance to outfit the 6800 commercial airliners in the U.S. with the active systems that involve lasers and a very expensive multi heavy system. Effectively the airlines have resisted this and are seeking an alternative and our team has been down this week talking to congressional staffers about language in the current budget that would state that an assessment of other technologies, namely ours, would be incorporated in the current bill. So we are pleased to see that.

On the security side, I would add that we have hired a Washington-based consulting firm called Layman Group which is headed by John Layman, former Secretary of the Navy under President Reagan to assist us in our Washington affairs on security both on the explosive detection system as well as a missile counter measure. In fact this week we had meetings with the staff of our local congressmen, Meehan and Tierney as well as Senator Kennedy. So we see opportunities to increase our profile here and believe that that will bear fruit again as we move to continue to supply L-3 with a very high-quality product and also seek direct outlets for our other products.

So if I could summarize our operations, I would say as follows. We have had some extraordinary expenses; the Camtronics restatement, the work necessary to comply with the Sarbanes-Oxley Act. On the other hand we have had some other expenses while maybe not ordinary are ones that we have consciously made, and that is an aggressive engineering spend in the medical CT, digital radiology, ultrasound, (technical difficulty) and marketing of the sort I just mentioned. And in Washington related to security systems, as well as our medical and ANEXA activity.

So to wrap up, certainly we appreciate that a $0.27 loss is a big disappointment but I want to stress that we believe that we can endure some short-term pain to enhance our long-term prospects for growth and profitability by continuing to invest in these important programs and we are very encouraged by the market prospects.

On the cash side, as John said, we achieved almost a $44 million gain and just under 51 million in cash. We are clearly in a strong cash position. We know that you did not invest in Analogic because you thought that we were a bank and that we need to put this cash to work. I think I mentioned previously that at the beginning of January we were joined by a full-time mergers and acquisitions specialist who has been quite busy and we are exploring acquisitions both from the medical and the security side and very pleased with the flow of opportunities that we see.

We have a new director. We are very pleased to have Jim Judge, who is the Chief Financial Officer of NSTAR, which is our local power utility who has joined us. He has a very strong financial background and very pleased to see Jim on board.

I want to mention quickly that our annual meeting is on April 4. We hope that you will join us. We would like to not only explain in more detail our strategy and tactics but also would offer you a chance to tour the facility, see some of our products and view the status of some of these important developments firsthand. And of course that is provided that the snow has melted in Boston. We hope that we can arrange that by then.

So, operator, at this point we would like to open the floor for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Arnold Ursaner of CJS Securities.

Arnold Ursaner - CJS Securities — Analyst

Good morning. One quick question if I may on ANEXA. You were down year-over-year even though you’re going up and it’s only your second year in existence and comps were not that tough. Can you perhaps explain a little more what happened there?

John Wood - Analogic Corporation — President and CEO

Yes, I can or at least I can offer a theory. When we first introduce a product we had some early adopters. We were at the RSNA show a year ago in November. At this RSNA show (technical difficulty) to ship it until May/June as I mentioned, so I wonder if we haven’t violated the old precept that you don’t sell anything that you don’t have on the wagon. So we may have some folks waiting to see the new product off and running.

Also we have looked very closely at the sales force and determined that some of our sales reps are more effective than others and we are working to optimize that to pick up some additional salespeople, possibly some additional dealers. But we did hit a flat spot and I believe it’s in anticipation of this new product.

Arnold Ursaner - CJS Securities — Analyst

And I’m sure you have a lot of people on the call but one more quick question if I can. On the — traditionally engineering revenues is a pretty good lead indicator of where your business is heading. They were down a little and I know there is a shift within the way your customers are handling the funding of your R&D. Could you explain a little more what is happening with engineering revenues?

John Wood - Analogic Corporation — President and CEO

I would have to look at the numbers to be more specific but you are right, in the following way. I think we see less of large front-end loaded engineering projects followed by production. I think perhaps there is a trend to the customers perhaps spend less at the front-end and we can get some better margins at the tail end. Also I will repeat that with the TSA as I mentioned earlier, it is expected from the very beginning that this is a significant cost share, so that reduces it. But let me turn it over to John.

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I think what we’re finding is that over time, less and less — fewer OEMs are coming forward and really putting up their own money. We’re having to find that we’re having to do more spend on our own, which basically goes back into the amount of spend in terms of research and development. Also in terms of the TSA, the TSA is funding us. We’re getting more funding in the security side, but they are only funding portions of the project. So we are not seeing as much engineering revenue as we have seen heretofore.

Arnold Ursaner - CJS Securities — Analyst

Thank you.

Operator

Eric Miller with Heartland Advisers.

Eric Miller - Heartland Advisors — Analyst

Yes, a couple questions really more relating to sort of strategy and running the business. First one is on the R&D side. And John, you mentioned — excited about a couple projects there. I’m just curious what type of hurdle rates — you are spending 17% of sales on R&D, $60 million say run right — which for a $350 million sales company is a huge amount. At what point do you say hey, this is a worthwhile project from a hurdle rate or from a timing perspective to invest those dollars?

And then the second question would relate to when you talk, John, about putting cash to work through an acquisition, but the idea that here we are and I’m assuming with all of this R&D that you’re at least looking at a minimum $2.00 a share run rate in earnings at sometime down on the road whether that’s 12 months or 18 months, who knows? But I can’t believe you would be spending 60 million in R&D with at least that not as a minimum. And then if you would then just do back of the envelope math on that run right, you are trading today at about 6.5 enterprise value to EBITDA.

So the question would be if you’re looking at acquisitions and I don’t know what you would pay, but if you’re looking at acquisitions at 8 or 9 times enterprise value EBITDA, I would sort of wonder why you’re not buying your stock back at 6.5 times enterprise value to EBITDA?

John Wood - Analogic Corporation — President and CEO

Let’s touch on R&D first. We evaluate each program individually. We have some targets that may not be the same for all of them for internal rate of return. I don’t want to give you the impression that we never saw a development program that we didn’t like. In fact, we have shut some down. I can give you an example. We decided that mammography from an overall system’s viewpoint is so intensely competitive now that we have suspended, shelved a project that we had there saving a significant run rate.

And we have a number of other examples for a particular medical CT we decided not to go forward with to change the design, so we try to play triage officer there and make sure that we have good prospects for these products before going forward.

You are right, our R&D spend as a percentage of sales was quite high and it reflects our confidence that we have got some winner products under the roof here and looking forward to getting them out there as quick as we can.

The issue of a stock repurchase has come up before the Board. They have not elected to pursue that but I think it is all a question of stock price and perceived value.

Operator

Todd Peters (ph) with American Century (ph).

Todd Peters - American Century (ph) — Analyst

My question concerns your commentary on lower shipments to an OEM customer. Can you go into a little more explanation? Is there inventory at that customer? It there — your end market seeing a product transition going on perhaps?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Let me just come back. Are you referring to my comments regarding the guaranteed margin?

Todd Peters - American Century (ph) — Analyst

No, no, in your press release you say that there were lower shipments at a patient monitor to a leading OEM customer were not as robust as anticipated.

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Okay, I think we can —.

John Wood - Analogic Corporation — President and CEO

That is correct. One of our OEM customers decided to pull that work in-house. So in time there is a transition out of our shop and they have adopted a different design. Now having said that, we have the ability to sell the existing design ourselves with some modification and we are pursuing other OEMs. But that was a significant issue for us.

Todd Peters - American Century (ph) — Analyst

Was this one of your top 5 or top 10 customers?

John Wood - Analogic Corporation — President and CEO

It was in the top five.

Todd Peters - American Century (ph) — Analyst

Okay, thank you.

Operator

Dalton Chandler with Needham Company.

Dalton Chandler - Needham Company — Analyst

Good morning. Could you be a little more specific about what your plans are for the ANEXA salesforce? If you have a number of sales people in mind that you think would be optimal and when you expect to get there?

John Wood - Analogic Corporation — President and CEO

Yes, Dalton, I think with a gradual ramp, we believe that on the order of 20 to 24 people would be appropriate to provide national coverage. One thing I forgot to mention, we have just set up distribution in Europe and we have signed a distributor in the Netherlands and I think we either have or are close to booking our first couple of orders there and also we have had activity in the United Kingdom. So we are starting to move in countries outside of the U.S. and China.

But we believe that we have to be a lot more aggressive in a direct force in the United States not only in medicinal radiology and but to be followed by the niche market medical CT that I mentioned aimed at orthopedics, urology and so on.

Dalton Chandler - Needham Company — Analyst

Okay and in your international distribution then, is that all distributors or are you planning some direct sales people there?

John Wood - Analogic Corporation — President and CEO

We would use distributors. It would be very hard for us to justify the cost of a direct presence overseas.

Dalton Chandler - Needham Company — Analyst

And then on the specialty CT product you mentioned it is an orthopedic product. Can you just describe how that is different than a conventional CT system?

John Wood - Analogic Corporation — President and CEO

Sure, for the orthopedic practice typically a CT there might be used if the patient needs a hip replacement, then a CT scan is made, measurements of the joint and ball and socket are made. And this allows the orthopedic radiologist to refer to a table of orthopedic kit implants and pick the correct size, have that shipped, and be available for the patient’s operation. So the key points are the system does not to be very fast. It does not have to have the very long axial field that’s being used and sold by the majors for say, during cardiac scans. But it needs to hit a very competitive price target.

So we view this from a couple of viewpoints. One is as we have discussed in the past we don’t want to do anything to aggravate our very valuable OEM customers so we would never go out on head-to-head in the general-purpose CT market but rather have found these niches that they have not chose to explore.

Dalton Chandler - Needham Company — Analyst

From your list of product lines where you did well in the quarter versus the ones that were disappointing it looked like the OEM shipments were very strong in the quarter. Can you talk a little bit more about what’s going on there?

John Wood - Analogic Corporation — President and CEO

I sure can because it is a real highlight and it’s something we — except for providing the overall numbers in the K and Q — and I will point out by the way as requested by investors, we have broken out our reporting now so we provide better visibility now in the medical imaging business and the security business. But we’ve had a very strong period of shipments of Data Acquisition Systems which are really the heart of CT scanners. Of the boxes that are used in MRI machines to produce a very high-quality images and we have worked hard under the leadership of Peter Howard, who joined us a bit over a year ago and some new members of his team to really build and focus very heavily on this handful of very important customers, namely Toshiba, General Electric, Philips, Siemens, and they have been a good job.

And we have been filing money into two new generations of application-specific integrated circuits or ASICS that will continue to pull the cost of these products down and have had real success there.

Dalton Chandler - Needham Company — Analyst

Okay, what have the margin trends been like recently? Have you seem some stability in those? At the OEM level?

John Wood - Analogic Corporation — President and CEO

I don’t think we’ve seen any dramatic change, have we, John?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

No, they have been pretty much flat.

John Wood - Analogic Corporation — President and CEO

I think about flat.

Dalton Chandler - Needham Company — Analyst

Okay and can you give us the breakdown of revenue between medical and security for the quarter?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Yes, hold on. The way we break it down, we break it into Medical Technology Products which includes medical imaging, Camtronics, and B-K. And that was on revenue, that was about 70.8. This will all be set forth in the 10-Q, Dalton. Security products were about 7.6 million. And corporate and other which basically include the hotel and certain other product lines were about 5.8, to come up to 84.3.

Dalton Chandler - Needham Company — Analyst

Okay and then just a final question, we are now approaching the midpoint of the current quarter. Have you seen improvements in these product areas that disappointed last quarter? Or are things trending about the same? What do you see so far?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I think one of the areas is security and John touched on it earlier in terms of essentially only shipping out about seven units during the quarter and seeing that pick up quite nicely in the third quarter in one area. John, I don’t know in terms of —?

John Wood - Analogic Corporation — President and CEO

I’m not sure we have any dramatic changes in the others, Dalton.

Dalton Chandler - Needham Company — Analyst

All right, thanks a lot.

Operator

Mike Carlotty (ph) with Palmera Capital (ph).

Mike Carlotty - Palmera Group (ph) — Analyst

Yes, good morning. Just a couple of questions. Tax rate looked like it was about 7% versus the 10% you’re guiding to. Is 10 still the number you are thinking about for the rest of the year?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

If we factor in Cedera, the gain on Cedera going forward, it will range in the low 30s, probably around 32 or 33%.

Mike Carlotty - Palmera Group (ph) — Analyst

And without Cedera?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I think we’re looking at about 9%, 9.5%

Mike Carlotty - Palmera Group (ph) — Analyst

And then from the cash-flow statement, what was cash flow from operations and CapEx for the quarter?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

If you can give me just one second, I will get. CapEx for the quarter in terms of spend was $3.4 million. Depreciation was just approximated 5 million and just give me one second on terms. What I am looking at right now is the 10-Q draft and I am looking at what the cash flow has done in six months, net cash provided by operating activities for the six months was 13.4, $13.5 million.

Mike Carlotty - Palmera Group (ph) — Analyst

Okay, I can back into the quarter. And then also, two quarters ago you started giving one quarter out guidance and then last quarter obviously the accounting restatements was a distraction and you weren’t able to do that. Are you able to do that for next quarter or is it something you’re not going to continue to do going forward?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

To be quite honest, I think we got a little ahead of ourselves. I think we gave guidance on the quarter at breakeven guidance and we came in there or thereabouts. I think we would have misspoken if we had given guidance on the previous quarter. As we look forward I think we are basically falling back to a position that it’s probably better not to get out in front of ourselves on the guidance.

Mike Carlotty - Palmera Group (ph) — Analyst

Okay, thank you.

John Wood - Analogic Corporation — President and CEO

If you notice we have some company there by the way. The March 1 Wall Street Journal has an article that talks about the number of firms providing guidance has declined significantly. So apparently we’re not alone in not being able to call it well.

Mike Carlotty - Palmera Group (ph) — Analyst

Okay, thanks.

Operator

David Snyder (ph) with Hoover Investment Management (ph).

David Snyder - Hoover Investment Management — Analyst

I have some numerical questions. If I were to — you have the hotel embedded in this corporate and other and I was wondering if you had what the hotel was in terms of revenues by itself in the quarter?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Sure, just give us a second. Approximately $1.9 million for the quarter.

David Snyder - Hoover Investment Management — Analyst

And that would be versus what a year ago?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I’m trying to think back in terms of what it would have been. It probably would have been very similar a year ago.

David Snyder - Hoover Investment Management — Analyst

And how about in the sequentially pervious quarter which would have been October quarter?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

The October quarter would have been probably 2.7 million, there or thereabouts.

David Snyder - Hoover Investment Management — Analyst

You also do these signal processors, and that is kind of lumped in in that segment. What did you do with signal processors in the quarter?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I’ll tell you what. Let us go back and pull the number for you. Just give us a second. It’s not something we just have readily — we have the information but we just don’t have — it will take us a few minutes to flip a couple of pages. Do you want to go onto another question?

David Snyder - Hoover Investment Management — Analyst

Okay, on the upgrade kits for the EXACT, would you be sharing the revenues or profitability of that with L-3 or who would you be doing that with?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I will let John — do you want to take that question? That’s one I can’t —.

David Snyder - Hoover Investment Management — Analyst

The upgrade kits for the EXACT, would you be sharing the economic benefits of that with L-3 or who?

John Wood - Analogic Corporation — President and CEO

Our grant for the development of this product was through Lockheed Martin, who is a prime to the TSA and it is not clear yet how this will be procured, how the TSA will proceed. And they have several options as far as procurement and deployment. So I cannot answer the question yet except to say that we believe we have a first-class kit that is well-designed and a very nice field upgrade that will involve some combination of Lockheed Martin, L-3, and/or Analogic. So it is really up to the TSA.

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Let me come back around to your question that I skipped over on you. In terms of — as I went back through the revenues for Dalton I basically said corporate and other were approximately 5.8 million in the quarter. 1.9 of that would be the hotel and the remainder would be essentially embedded systems.

David Snyder - Hoover Investment Management — Analyst

Okay, great. So it was 5. What did you say?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Eight.

David Snyder - Hoover Investment Management — Analyst

So 5.8 less 1.9.

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Approximately 3.9.

David Snyder - Hoover Investment Management — Analyst

Okay so you did 3.9 in signal processors, and that would be versus what in the October quarter and also year ago?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I would have to go back and pull that. Let me get this for you.

David Snyder - Hoover Investment Management — Analyst

What I’m trying to do — it may sound like really nerdy questions but I’m trying to model your Company in terms of medical versus security.

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

I’ll tell you what, what might help you is when you get a look at our first quarter Q, we basically start — in the segment information we break it out in much more detail than we have done historically.

David Snyder - Hoover Investment Management — Analyst

Okay. The Cedera you’re going to pay taxes on the gain I assume?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Yes.

David Snyder - Hoover Investment Management — Analyst

So what should we do to the cash on the balance sheet or the cash plus marketable securities on the balance sheet that you just reported?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Of the 225 that was reported I think — let me just take a look — I think approximately $42 million would then — the markup in terms of — let me get the correct number for you.

John Wood - Analogic Corporation — President and CEO

43.8 is the gain.

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

But from a bookkeeping standpoint, what we were required to do from accounting convention was to basically write up our investment to fair market value and let me just make sure I have got it for you.

David Snyder - Hoover Investment Management — Analyst

Just wondering if the 226 is going to go down after you visit H&R Block and pay your taxes?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Yes. In terms of the cash proceeds if you do it on the proceeds which was about $51 million, we are going to make our contribution to the government in the range of about 33% of that. So you will — although the financials show a write-up, it is really — it is to meet an accounting requirement. The actual transaction took place in the third quarter and we expect we will most likely be making a tax payment in the third quarter which will reduce the cash proceeds by at least 33%. So the 51 million that we will take in will be reduced by approximately $17 million.

Alex Van Adzin - Analogic Corporation — VP and General Counsel

That would be on the gain, correct?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

No, no, no, it will be —.

David Snyder - Hoover Investment Management — Analyst

Is the COBRA going to be in any more places besides Logan initially?

John Wood - Analogic Corporation — President and CEO

No, it is at a single site and that is plenty good enough for us. We’re just so happy it is in the field under the auspices of the TSA. We have done other testing; in fact we had COBRA at Logan ourselves and collected images of 4000 bags about 1.5 years ago. But it was a test that we ran asking calibers to volunteer. So it’s initially a single point but we retain a very strong competitive lead regarding this product which we believe has potentially has other applications.

For instance if there were an incident on a cruise ship or a rail line like the Madrid tragedy, then this product is quite appropriate for screening small size baggage elsewhere. I would add also as a footnote that L-3 has been conducting some trials regarding the bigger machine for cargo of the sort that FedEx or DHL handles and we think that as well as the prospect of screening the U.S. mail in the future in another setting is an opportunity for us.

David Snyder - Hoover Investment Management — Analyst

As you probably know, a company called United Defense Industries is being acquired by BAE Systems and as the U.S. dollar becomes — I guess that’s a double negative — more worthless or less worthless — anyway worth less, it becomes easier for foreign companies to acquire American companies and there is a heck of a lot of potential value in your Company. And so if something were to happen, would you be amenable to talking about the sale of your Company?

John Wood - Analogic Corporation — President and CEO

As you know as CEO I am obligated to maximize shareholder value and so if a valid interest or offer came forward, I am required to present it to the Board.

David Snyder - Hoover Investment Management — Analyst

Okay, I guess that’s all I’ve got.

John Wood - Analogic Corporation — President and CEO

Thank you very much. Good questions.

Operator

Michael Martin (ph) with the Small Cap Report (ph).

Michael Martin - The Small Cap Report — Analyst

Most of my questions have been answered. Just a couple of quick ones. When will you file a 10-Q?

John Wood - Analogic Corporation — President and CEO

It will be filed on Monday.

Michael Martin - The Small Cap Report — Analyst

On Monday, thanks. And secondly in the upgrading program, is it likely that the installed base out there will be upgraded sooner rather than later? In other words, in a relatively short period of time rather than stretched out over a number of years?

John Wood - Analogic Corporation — President and CEO

That is my hope and I will tell you what I know. With the current 100-unit order that we are working off as I mentioned there will be about 650 of the L-3 eXaminers in the field incorporating the Analogic EXACT. We believe a significant number of those are in in-line applications. We are in the baggage haul running really essentially automated and this upgrade kit brings a whole variety of new capability.

I’ll give you some examples. It provides a much higher quality image for the screener, allowing the screener to make a decision whether there is a threat in the bag or not much easier. It is networked, so different terminals around the airport can be used to view a potential threat in any scanner.

The TSA has required that we generate image archives, so heaven forbid if an airplane were to come down, we retain images of all the bags that went through for 48 hours. So it incorporates so many new features that we think — in fact what we have seen is when we show this to screeners and regional TSA people, they want it. And so I think that as the word gets out you’re going to see more and more of it. And we believe as it shakes it will be a relatively modest cost update (ph) but we believe that with this upgrade the L-3 eXaminer is a far more capable, better performing machine that our competition, which is the GE envision (ph) system.

Michael Martin - The Small Cap Report — Analyst

Thanks. Pardon me, I got interrupted, but did you indicate that there were some reasons to be hopeful that the medical side of the business could start showing some positive revenue comparisons in the fourth quarter, which don’t appear to be happening in current quarter either?

John Wood - Analogic Corporation — President and CEO

I’ll think we indicated anything specifically in the fourth quarter. I think it is going to take a while to get additional people in on the ANEXA side and also a while before we are able to introduce a new medical CT. So I would not raise that prospect.

Michael Martin - The Small Cap Report — Analyst

Thank you.

Operator

Dan Loeb (ph) with AmTrust Financial.

Dan Loeb - AmTrust Financial — Analyst

Good morning. A few questions. Firstly to Eric Miller’s original question, can I assume from your answer that the Board has looked at stock repurchases and has chosen not to that any acquisition that you’re looking at will be purchased at less than the 6 to 6.5 multiple of EBITDA?

John Wood - Analogic Corporation — President and CEO

I think that is taking the analysis a little too far. We would have to be further down the road with an acquisition prospect to decide whether it is going to the accretive or whether we are willing to accept a dilutive situation because we believe it is going to grow into a positive EPS, so I would not represent that the Board has looked at it from that viewpoint.

Dan Loeb - AmTrust Financial — Analyst

Okay and so you also have no kind of acquisition criteria built in? Everything is as needed basis?

John Wood - Analogic Corporation — President and CEO

I would say we have several criteria and that we have minority investments in some up-and-coming technologies such as positron emission tomography, the PET scanner, so we have made investments in companies, technologies, I could imagine an acquisition of a tiny company that really didn’t have a product yet.

On the other end of the spectrum, with our reserve of cash if we can make a significant acquisition of a company that would generate real sales and earnings, then that might be subject to the more traditional analysis of what is the maximum we could pay to generate shareholder value. And then that gets into the EBITDA multiples that Eric had mentioned earlier.

Dan Loeb - AmTrust Financial — Analyst

Okay you’ve done a great job in harvesting the value of Cedera. Where do you stand on the hotel? Hotel valuations today are quite high. Can we expect you harvesting that investment and if not, why not?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

Let me say this. I think you’re looking at — when you use the term investment for Cedera and for the hotel, they mean different things to us. When we invested in Cedera it was a strategic investment. We determined that in the long run we did not need to have an investment in order to reach our objectives. So we basically made a decision to divest.

With respect to the hotel, we have headed as an asset of the company for some time. We have looked at it from time to time in terms of whether or not we would divest it. The Board has chosen not to divest it and although the market has picked up, we have not seen it picked up substantially in this area to increase the value of the hotel over the last couple of years.

Dan Loeb - AmTrust Financial — Analyst

Okay and lastly you, John, since you have been on board, The Company has spend heavily in R&D. We understand the Company’s strategy, but yet we have not seen the fruits in terms of the earnings and the earning power of the Company. Can you tell us at least when you think we can expect to see those kinds of returns?

John Wood - Analogic Corporation — President and CEO

Sure, I would consider the Company a portfolio and we have talked a lot about ANEXA for instance. As we expand the sales force over the next year two, I believe you will see that generate some nice sales and be followed by other products as we layer them on one by one.

We have spent a ton of money on security not only to enhance the existing system but also next generation products. I will give you an example. Under grants from the TSA we’re developing a next generation explosive detection system that would — the goal is to screen bags at the rate of 1200 per hour, of one meter size bore, so it will handle a relatively large cargo and that would be scheduled for introduction around 2007. That is out there a ways.

So I think if you look at probably the shortest reaction would be some of the medical subsystems work that we have going on. Ultrasound development, these are products that are scheduled for introduction say within the next 6 to 12 months and followed by others after that.

Dan Loeb - AmTrust Financial — Analyst

Okay but getting it down to kind of a quarter type basis, I think most people who own your stock expect that at some point in time this Company will earn somewhere between $2.00 and $4.00 a share. Are you saying that we’re not going to see that kind of earnings rate for another year to 1.5 years?

John Wood - Analogic Corporation — President and CEO

Well as we were saying earlier, I hesitate to give anything approaching guidance but I can tell you with confidence that we’ve got a multilayer product introduction plan that is going to be bringing some nice stuff out there and we know for instance that we cannot go on spending at this ratio of R&D to sales for a very long time because we would truly test investor patience. So we expect that we’re going to be able to grow out of that situation by building sales as these various programs bear fruit.

Dan Loeb - AmTrust Financial — Analyst

Thank you very much.

Operator

Joe Pratt (ph) with AG Edwards.

Joe Pratt - AG Edwards — Analyst

I just wanted to clarify on the 225 million in cash, does that include a marked-to-market $50 million on Cedera?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

No, the valuation within the 225 is approximately $49 million. From an accounting standpoint, we revalued the investment up to 49 and then reclassed it into marketable securities.

Joe Pratt - AG Edwards — Analyst

So actually if we adjusted for the tax payments, then the real cash figure is less about 17 million?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

To be quite frank, I think I spoke a little too quickly in the first instance. The tax will not be computed on the cash proceeds but on the net gain. And the gain is more in the vicinity of $44 million, so you’re probably talking 14 million there or thereabouts in the 17 million.

Joe Pratt - AG Edwards — Analyst

Okay, thank you.

Operator

John Francis with Francis Capital Management.

John Francis - Francis Capital Management — Analyst

Over the last 13 years or so, the Company has spent approximately $500 million on research and development and today if I adjust that to cash and hotel etc., the Company has an enterprise value of somewhat below 300 million. So given this it appears that historically the Company has generated a very poor rate of return on invested capital for R&D. Now acquisitions that you’ll probably be looking at will — are unlikely to generate a higher return on capital than repurchasing your stock.

So my question is why is the Board so strongly opposed to repurchasing stock since this is clearly the way to generate the highest value and to generate the highest return on capital than any other uses of your capital?

John Wood - Analogic Corporation — President and CEO

John, I believe the Board is optimistic that we’re going to find ways to put that cash to work and generate some nice returns. Your comment about the last 13 years is interesting because it highlights a change in strategy that we have adopted over the last couple of years and that is the Company was under gross margin pressure for some years leading up to September 11 as the result (ph) of our consolidation in the medical imaging marketplace, fewer players, Philips acquires Marconi; suddenly we have greatly reduced CT business. So there have been some issues there.

Certainly the Board needs to be cognizant of the matter and the opportunities and to review that periodically and I believe have done so. The Company did do a repurchase of shares but I believe it was quite some time ago.

John Francis - Francis Capital Management — Analyst

Right. It was a number of years ago but for example if I take the $300 million enterprise value and I divide that equally between your security business and your medical division, medical business, 150 million apiece I would submit that there is no chance you will find any acquisitions for $150 million that will equate what you presently have in either of those businesses. So I can’t imagine — I think it is highly unlikely that spending money on an acquisition would generate a superior return on capital than buying back your own stock. And frankly that same statement goes to the R&D spend.

I just don’t understand why the Company is planning to deploy capital and is presently deploying capital in projects that generate a rate of return that are lower than the most obvious and an opportunity that is right before you.

John Wood - Analogic Corporation — President and CEO

Well, I would agree with the thesis that the market is not adequately valuing our enterprise value. I think to change that we have to start to generate some returns as a result of these R&D projects starting to show some real attractive products. And I can only suggest that the Board will review this periodically.

John Francis - Francis Capital Management — Analyst

I’m just trying to get an understanding of the thought process that the Board is using. Why would capital be deployed at a lower rate of return in a project than just simply buying back stock, which is clearly a higher rate of return on your capital? I just want to understand the thought process behind the Board’s decision not to buy back stock.

John Wood - Analogic Corporation — President and CEO

I would suggest that the Board expects that the 13 year record that you have addressed will change and that we will generate a better return for cash on P&L invested going forward.

John Francis - Francis Capital Management — Analyst

But why ignore this opportunity?

John Millerick - Analogic Corporation — SVP, CFO and Treasurer

It is difficult for us to speak directly for the Board. This is a matter that has been discussed in the guidance we have (multiple speakers)

John Francis - Francis Capital Management — Analyst

I’m trying to understand the thought process. That is what I am asking you. If you could just walk me through it, I would really appreciate it.

John Wood - Analogic Corporation — President and CEO

I am not sure we have a whole lot more to add there. I don’t think John or I have complete visibility into the Board’s thinking and history on this. But I can assure you that it has come up and will come up.

John Francis - Francis Capital Management — Analyst

Thank you very much.

Operator

I would now like to turn the call back to Mr. Wood for closing comments.

John Wood - Analogic Corporation — President and CEO

Thank you very much, everyone. We appreciate your time and I can as you would expect, I look forward to us offering improved results and showing that these good and valuable R&D projects and selling activities are going to show some very positive results.

And we look forward to seeing you. Please come to our annual meeting on April 4. Thanks.

Operator

For listeners who may have come in late, this call has been recorded. It will be available for replay on the Investor Relations page of our website at www.Analogic.com beginning in about three hours from now. Your webcast replay will be available through March 31. You can also access the replay by dialing 800-642-1687 and entering confirmation code 4523350. The telephone replay will be available at that number beginning two hours from now and running through midnight Eastern time Friday, March 11.

Thank you for joining Analogic Corporation’s second quarter conference call. You may now disconnect.

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